Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

The registrant has investments in the following significant subsidiary undertakings:

Name of undertaking	Jurisdiction of Incorporation or Organization	% Holding
COSL-Expro Testing Services (Tianjin) Co. Ltd.	China	Owned 50% by Exploration and Production Services (Holdings) Ltd and 50% owned by China Oilfield Services Limited
Expro Gulf Limited	Cyprus	100%
Expro Overseas Inc	Panama	100%
Expro International BV	The Netherlands	100%
Expro Worldwide BV	The Netherlands	100%
Exploration and Production Services (Holdings) Limited	United Kingdom	100%
Expro Benelux Limited	United Kingdom	100%
Expro Holdings UK 4 Limited	United Kingdom	100%
Expro Overseas Limited	United Kingdom	100%
Expro Holdings Norway AS	Norway	100%
Expro Norway AS	Norway	100%
Expro Eurasia Limited	United Kingdom	100%
Expro North Sea Limited	United Kingdom	100%
Expro Group Australia Pty Limited	Australia	100%
Expro Holdings Australia 2 Pty Limited	Australia	100%
Expro Petroleum Equipment Technology (Beijing) Ltd Co.	China	100%
Expro Group Malaysia Sdn Bhd	Malaysia	100%
Expro Egypt LLC	Egypt	100%
Expro Resources Limited	United Kingdom	100%
Expro Group Canada Inc	Canada	100%
Expro Americas LLC	United States	100%
Expro Holdings US Inc	United States	100%
Expro US Holdings LLC	United States	100%
Expro do Brasil Servicos Ltda	Brazil	100%
Expro Meters Inc	United States	100%
Expro Holdings UK 3 Limited	United Kingdom	100%